UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2023

GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21680 Haggerty Road, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	THRM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2023, the Board of Directors (the “Board”) of Gentherm Incorporated (the “Company”), pursuant to its powers under the Amended and Restated Bylaws of the Company, increased its size from eight to nine directors. Immediately thereafter, the Board appointed Kenneth Washington, Ph.D. to fill the vacancy created by such increase, effective October 2, 2023, to serve a term expiring at the Company’s 2024 annual meeting of shareholders and until a successor has been duly elected and qualified, or until his earlier resignation, retirement or other termination of service. The Board also appointed Dr. Washington to the Technology Committee of the Board.

Dr. Washington is the SVP, Chief Technology and Innovation Officer of Medtronic plc (NYSE: MDT), a global healthcare technology company that provides device-based medical therapies and services, where he leads innovation and disruption across the healthcare technology marketplace and the expansion of technology platforms across Medtronic’s portfolio. For the last 7 years, he also has been an internationally recognized thought leader on technology and innovation, with more than 100 keynote speeches and invited presentations. From August 2021 until he joined Medtronic in June 2023, Dr. Washington served as the Vice President and General Manager, Consumer Robotics for Amazon (Nasdaq: AMZN). At Amazon, Dr. Washington was responsible for all aspects of the profitability of Amazon’s consumer robotics business unit. During the prior seven years, Dr. Washington held varying positions at Ford Motor Company (NYSE: F), a global automobile manufacturer, including serving as Chief Technology Officer from June 2017 to July 2021. At Ford, he led the worldwide research organization, oversaw the development and implementation of Ford’s technology strategy and plans, oversaw the autonomous vehicle program, and played a key role in Ford’s expansion into emerging mobility opportunities. From 2007 to 2014, Dr. Washington worked at Lockhead Martin Corporation, a global security and aerospace company, including as Vice President of the Advanced Technology Center and its first Chief Privacy Officer. Dr. Washington also served for approximately 21 years in various roles at Sandia National Laboratories, including as Chief Information Officer.

From July 2019 to October 2021, Dr. Washington served as a member of the Board of Directors of McKesson Corporation (NYSE: MCK), including as a member of the Compliance and Finance Committees, as well as numerous private company boards and advisory boards of academic institutions. Dr. Washington earned his Bachelor’s, Master’s and Doctorate degrees in nuclear engineering from Texas A&M University.

Dr. Washington is an independent director, and he will be compensated in accordance with the Company’s non-employee director compensation program.

There are no arrangements or understandings between Dr. Washington and any other person pursuant to which he was selected as a director. Dr. Washington has no family relationships with any director or executive officer of the Company, and there are no transactions in which Dr. Washington has a material interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the Company’s news release dated October 2, 2023 announcing Dr. Washington’s appointment to the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Company news release dated October 2, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTHERM INCORPORATED

By:	/s/ Wayne Kauffman
Wayne Kauffman
Senior Vice President, General Counsel and Secretary

Date: October 2, 2023